Exhibit 21.1

The following is a list of our significant subsidiaries:

Company	Country of Incorporation
Orthofix Inc.	United States
Blackstone Medical, Inc.	United States
Breg, Inc.	United States
Orthofix Holdings, Inc.	United States
Orthofix US LLC	United States
Orthofix S.r.l	Italy
Novamedix Services Limited	U.K.
Orthosonics Limited	U.K.
Intavent Orthofix Limited	U.K.
Orthofix Limited	U.K.
Orthofix UK Limited	U.K.
Colgate Medical Limited	U.K.
Victory Medical Limited	U.K.
Swiftsure Medical Limited	U.K.
Novamedix Distribution Limited	Cyprus
Inter Medical Supplies Limited	Cyprus
Inter Medical Supplies Limited	Seychelles
Orthofix AG	Switzerland
Goldstone GmbH	Switzerland
Blackstone GmbH	Germany
Orthofix GmbH	Germany
Breg Deutschland GmbH	Germany
Orthofix International B.V.	Holland
Orthofix II B.V.	Holland
Orthofix do Brasil	Brazil
Orthofix S.A.	France
Promeca S.A. de C.V.	Mexico
Implantes Y Sistemas Medicos, Inc.	Puerto Rico